                                                                    EXHIBIT 12.1

                          ALLIED WASTE INDUSTRIES, INC.
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (in thousands)

                                                                       For the Year Ended December 31,
                                                      -------------------------------------------------------------------
                                                         2004          2003          2002          2001          2000
                                                      -----------   -----------   -----------   -----------   -----------
Fixed Charges:
  Interest expenses ................................  $   605,138   $   728,218   $   841,896   $   844,020   $   874,232
  Interest capitalized .............................       12,958        15,746        20,622        45,693        45,294
                                                      -----------   -----------   -----------   -----------   -----------
   Total interest ..................................      618,096       743,964       862,518       889,713       919,526
  Interest component of rent expense ...............        6,982         8,169         8,552         7,917         9,668
  Interest expense on unconsolidated subsidiaries ..           --            --            --            --        33,024
  Non-cash conversion of Series A Preferred Stock ..           --       893,092            --            --            --
  Dividend expense .................................       48,458       172,047       142,888       445,195       232,830
                                                      -----------   -----------   -----------   -----------   -----------
Total fixed charges ................................  $   673,536   $ 1,817,272   $ 1,013,958   $ 1,342,825   $ 1,195,048
                                                      ===========   ===========   ===========   ===========   ===========

Earnings:
  Income (loss) from continuing operations
  before income taxes ..............................  $   127,490   $   201,862   $   365,837   $   197,965   $   293,625
  Plus: fixed charges ..............................      673,536       924,180     1,013,958     1,342,825     1,195,048
  Less:  interest capitalized ......................      (12,958)      (15,746)      (20,622)      (45,693)      (45,294)
  Less: dividend expense ...........................      (48,458)     (172,047)     (142,888)     (445,195)     (232,830)
                                                      -----------   -----------   -----------   -----------   -----------
   Total earnings ..................................      739,610   $   938,249   $ 1,216,285   $ 1,049,902   $ 1,210,549
                                                      ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed charges and
 preferred stock dividends (A) .....................          1.1             *           1.2             *           1.0
                                                      ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed charges .................          1.2           1.2           1.4           1.2           1.3
                                                      ===========   ===========   ===========   ===========   ===========

   * Earnings were insufficient to cover fixed charges, preferred stock dividends and non-cash conversion of Series A Preferred Stock by $879.0 million and $292.9 million in 2003 and 2001, respectively.

(A) Dividend expense is grossed up for taxes based on the Company's effective tax rate. During 2001 and 2000, the Company's effective tax rate was 83.6% and 70.6%, respectively, which deviates from the statutory tax rate primarily due to non-deductible portion of goodwill amortization. Effective January 1, 2002, in accordance with SFAS 142, goodwill is no longer amortized. If goodwill amortization had not been recorded, the ratio of earnings to fixed charges and preferred stock dividends would have been as follows:

                                           For the Year Ended December 31,
                                           -------------------------------
                                               2001               2000
                                           -----------         -----------
Ratio of earnings to fixed charges and
 preferred stock dividends...............      ***                1.2
                                           ===========         ===========

 *** Earnings were insufficient to cover fixed charges and preferred stock dividends by $66.2 million in 2001.